Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-225577

May 26, 2020

Applied Materials, Inc.

Pricing Term Sheet

1.750% Senior Notes due 2030

Issuer:	Applied Materials, Inc.

Title:	1.750% Senior Notes due 2030

Principal Amount:	$750,000,000

Coupon:	1.750%

Maturity Date:	June 1, 2030

Treasury Benchmark:	0.625% due May 15, 2030

Benchmark Treasury Price and Yield:	99-11+; 0.692%

Spread to Benchmark Treasury:	Plus 110 basis points

Yield to Maturity:	1.792%

Price to Public:	99.617% of the principal amount

Interest Payment Dates:	Semi-annually on June 1 and December 1, commencing on December 1, 2020

Optional Redemption:	The 2030 notes will be redeemable in whole or in part at any time prior to the Par Call Date at a redemption price equal to the greater of (i) 100% of the principal amount of such notes and (ii) the “make whole amount,” which means the sum of the present values of the remaining scheduled payments of the notes to be redeemed that would be due if such notes matured on the Par Call Date (not including any portion of such payments of interested accrued to the date of redemption), discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the Treasury Rate (as defined in the 2030 notes) plus 20 basis points, provided that, if the 2030 notes are redeemed on or after the Par Call Date the redemption price will equal 100% of the principal amount of such notes; plus, in each case, accrued and unpaid interest thereon to, but excluding, the date of redemption.

Change of Control Put:	101% of the principal amount plus accrued interest

Par Call Date:	March 1, 2030 (three months prior to the maturity date of the 2030 notes)

Settlement Date:	T+3; May 29, 2020

Ratings:*	A3/A- (Moody’s / S&P)

CUSIP/ISIN:	038222 AN5 / US038222AN54

Joint Book-Running Managers:

BofA Securities, Inc.

Goldman Sachs & Co. LLC

J.P. Morgan Securities LLC

Citigroup Global Markets Inc.

Mizuho Securities USA LLC

MUFG Securities Americas Inc.

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

Co-Managers:	BNP Paribas Securities Corp. BNY Mellon Capital Markets, LLC ICBC Standard Bank Plc KeyBanc Capital Markets Inc.

2.750% Senior Notes due 2050

Issuer:	Applied Materials, Inc.

Title:	2.750% Senior Notes due 2050

Principal Amount:	$750,000,000

Coupon:	2.750%

Maturity Date:	June 1, 2050

Treasury Benchmark:	2.000% due February 15, 2050

Benchmark Treasury Price and Yield:	113-30; 1.423%

Spread to Benchmark Treasury:	Plus 135 basis points

Yield to Maturity:	2.773%

Price to Public:	99.533% of the principal amount

Interest Payment Dates:	Semi-annually on June 1 and December 1, commencing on December 1, 2020

Optional Redemption:	The 2050 notes will be redeemable in whole or in part at any time prior to the Par Call Date at a redemption price equal to the greater of (i) 100% of the principal amount of such notes and (ii) the “make whole amount,” which means the sum of the present values of the remaining scheduled payments of the notes to be redeemed that would be due if such notes matured on the Par Call Date (not including any portion of such payments of interested accrued to the date of redemption), discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the Treasury Rate (as defined in the 2050 notes) plus 25 basis points, provided that, if the 2050 notes are redeemed on or after the Par Call Date the redemption price will equal 100% of the principal amount of such notes; plus, in each case, accrued and unpaid interest thereon to, but excluding, the date of redemption.

Change of Control Put:	101% of the principal amount plus accrued interest

Par Call Date:	December 1, 2049 (six months prior to the maturity date of the 2050 notes)

Settlement Date:	T+3; May 29, 2020

Ratings:*	A3/A- (Moody’s / S&P)

CUSIP/ISIN:	038222 AP0 / US038222AP03

Joint Book-Running Managers:

BofA Securities, Inc.

Goldman Sachs & Co. LLC

J.P. Morgan Securities LLC

Citigroup Global Markets Inc.

Mizuho Securities USA LLC

MUFG Securities Americas Inc.

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

Co-Managers:	BNP Paribas Securities Corp. BNY Mellon Capital Markets, LLC ICBC Standard Bank Plc KeyBanc Capital Markets Inc.

*The security ratings above are not a recommendation to buy, sell or hold the securities offered hereby. The ratings may be subject to revision or withdrawal at any time by the assigning rating organization, and each rating should be evaluated independently of any other rating.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BofA Securities, Inc. at 1-800-294-1322, Goldman Sachs & Co. LLC at 1-866-471-2526 or J.P. Morgan Securities LLC at 212-834-4533.